MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING is dated February 17, 2011

BETWEEN:

BIO-CARBON SOLUTIONS INTERNATIONAL INC

A corporation registered in the State of Nevada, USA, having an address at:
123 Queen St East, Suite 202
Sault Ste Marie, Ontario,
Canada P6A 2Z5

As “BCSI”

AND:

GENESYS INTERNATIONAL CORPORATION LTD

A corporation registeted in India having an address at:
Prestige Terminus-II,
HAL Airport Exit Road
Bangalore - 560 017
India

As “Genesys”

Whereas

BCSI is a publicly held carbon development and consulting company listed on the Bulletin Board as BICS with leading edge expertise in remote sensing and calculations of carbon offsets from resource inventory, and with intellectual property in all aspects of the value chain involved in carbon sequestration from biological systems;

And whereas

BCSI management intends to develop carbon projects in India where carbon offset credits and mapping and/or quantifying ecological attributes or mineral resources are becoming more and more important currencies worldwide and more particularly India;

And whereas

Genesys is a publicly held company listed on the Bombay Stock Exchange Ltd. and National Stock Exchange of India Ltd., was founded in 1995 with the mission to become a global leader as a single-source Photogrammetry, GIS/Mapping Services, and IT consulting firm;

And whereas

Genesys has gained broad experience working for local, state, and federal agencies; telecommunications firms; utilities; energy companies; water/waste water companies; agriculture and environmental companies; engineering firms; transportation authorities; as well as insurance, financial and e-commerce enterprises worldwide;

And whereas

BSCI and Genesys wish to enter into this Memorandum of Understanding (the “MOU”) to permit BCSI and Genesys to share information for the purpose of developing joint projects or joint business undertakings including carbon offset projects, co-markeking efforts, outsourcing or joint research and development efforts for the development of new processes or services (the “Agreement”) as described in Schedule 1;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein, the parties hereto (the “Parties”, or individually the “Party”) agree as follows:

PART I
NON-BINDING NATURE OF MOU

1.1                      Subject to § 2, this MOU is solely an expression of the Parties' current intentions and shall not create binding obligations on the part of either Party except for the confidentiatly of each party’s confidential information (Parts  4-9).

PART 2
AGREEMENT

2.1                      The Parties intend, through good faith negotiations, to enter into an Agreement to formalize the business opportunites outlined in Schedule 1, and subject to mutally acceptable negotiations.

2.2                      The Agreement will contain, among other things, participation, ownership, covenants and other terms and conditions customary to agreements of such kind, in addition to those terms and conditions specifically contemplated herein.

PART 3
TERM

3.1                      This MOU shall be effective upon the date hereof, and shall continue in full force and effect until the earliest of

(a)         February 4, 2016

(b)         the execution of a formal Agreement between the parties.

3.2                       Notwithstanding the provisions of § 3. 1, this MOU may also be terminated by either Party at any time by giving written notice to the other Party if the other Party:

(a)         breaches any binding and enforceable provision of this MOU, and if curable, fails to cure such breach within 15 days after receiving a written notice to cure such breach,

or

(b)         becomes bankrupt or makes an assignment for the benefit of creditors, or bankruptcy, insolvency, reorganization, arrangement, debt adjustment, receivership, liquidation or dissolution proceedings are instituted by or against the other Party and, if instituted adversely, the other Party consents to the same or admits in writing the material allegations thereof or such proceedings shall remain undismissed for 90 days.

3.3                      The Parties acknowledge and agree that the rights and obligations of any Party that have accrued prior to the expiration of this Agreement or which are expressed to survive such expiration  shall not be affected by the expiration of this MOU.

PART 4

INTELLECTUAL PROPERTY

Except when agreed specifically in writing, BCSI and Genesys shall retain ownership and title of all their respective assests, intellectual property related to technologies, business know-how, trademarks, business contacts, access to government capital and loans for business development including future improvements and modifications.

PART 5
CONFIDENTIALITY

5.1
Each Party shall treat as confidential information this MOU, the subject matter hereof, and all other discussions, draft agreements, agreements, information, reports, data, test results, marketing, product and cost information, business opportunities, know-how, research and analyses related to the Parties’ Technologies, this MOU or the Agreement (collectively, the “Confidential Information”).  The standard of care to be used in protecting the Confidential Information hereunder shall be the same degree of care the Parties use to protect their own confidential information, but in any event, shall not be less than a reasonable degree of care practised by diligent and prudent persons in similar circumstances.

5.2
Confidential Information shall be used by the receiving Party only for purposes of the actions specifically contemplated by this MOU and shall be promptly returned to the disclosing Party on the written request of the disclosing Party. Each Party shall restrict the disclosure of Confidential Information to those of its employees and agents who have a need to know such information relative to this MOU and shall only disclose such Confidential Information to those persons who have agreed to receive, hold and use such information subject to the terms and restrictions of this MOU.

5.3	Notwithstanding the above, this section imposes no obligation on the receiving Party with respect to information that:

(a)	is or becomes a matter of public knowledge through no fault of the receiving Party,

(b)	is rightfully received by the receiving Party from a third party without a duty of confidentiality,

(c)	is required to be disclosed by law, or

(d)	is disclosed by the receiving Party with the disclosing Party's prior written consent.

PART 6
COVENANTS, REPRESENTATIONS & WARRANTIES

6.1           Each Party represents and warrants that it has all corporate approvals and the independent right and power to enter into this MOU.

6.2           Except as expressly stated in this MOU neither Party makes any warranty, representation, condition, or covenant of any kind, express or implied, oral or written, statutory or otherwise, including but not limited to, the implied warranties, representations, conditions or covenants of merchantable quality or fitness for a particular purpose or warranties arising from a course of dealing or usage of trade.

PART 7
INDEMNITY

Each Party (the “Indemnitee”) agrees to defend, indemnify, and hold harmless the other Party (the “Indemnified Party”) and its respective directors, officers, employees and agents from and against any third party claims, together with costs and expenses, including reasonable attorneys' fees, arising out of or resulting from any actions or omissions on the part of the Indemnitee which constitute a breach of the terms hereof which are expressed to be binding.

PART 8
LIMITATION OF LIABILITY

Except with respect to obligations of confidentiality and restrictions on use set forth herein, neither Party will be liable for any indirect, special, incidental or consequential damages of any kind, including lost profits, lost revenues, lost business opportunities, failure to realize expected savings, or other commercial or economic losses of any kind arising out of, in connection with, or resulting from their performance under this Agreement, even if the other Party has been advised of the possibility of such damage.

PART 9
DISPUTE RESOLUTION

Except for applications for injunctions or restraining orders, any disputes arising out of or in connection with any binding provisions of this MOU or in respect of any defined legal relationship associated therewith or derived therefrom will be, insofar as lawfully possible, referred to and finally resolved or determined by arbitration in Ontario and each party shall be responsible for its own fees.

PART 10
NOTICES

10.1                     Any notice to be given by either Party to the other under this MOU will be in writing and may be delivered personally, by facsimile or by first class prepaid mail to the following addresses:

If to BioCarbon Solutions International Inc:

123 March Street, Suite 202
Sault Ste Marie, Ontario  P6A 2Z5
Canada

Attention:         Luc C Duchesne
Facsimile:         705 253 9572

If to Genesys International Corporation Ltd

Prestige Terminus-II
HAL Airport Exit Road
Bangalore 560 017
India

Attention:         Col J Jacob
Facsimile:         +91 80 2522 9838

or to such other address as may be designated by written notice given by either Party to the other Party.

10.2                      Notices delivered in person or by facsimile will be effective on the date of such delivery. Notices issued by mail will be effective on the Fifteenth business day following the date that the envelope containing the notice is post-marked unless between the time of mailing and the time the notice is deemed effective there is an interruption in postal service, in which case, the notice will not be effective until actually received. In the event of a postal strike or lockout, notices or demands under this MOU must be delivered personally or by facsimile.

PART 11
GENERAL PROVISIONS

11.1	Partnership: Nothing in this MOU is intended to imply the existence of a partnership, joint venture, or agency relationship between the Parties.

11.2	Time of Essence: Time is of the essence with respect to this MOU and the performance of each obligation of each Party hereunder unless otherwise expressly stated.

11.3	Amendments: No modifications, waivers or amendments to this MOU shall be effective unless in writing and signed all Parties.

11.4	Assignment: Neither Party may assign or transfer this Agreement or any of its rights or obligations under this MOU, without the prior written consent of the other party.

11.5
Governing Law: This MOU will be governed by and interpreted exclusively in accordance with the laws of the Province of Ontario, Canada and the Parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario for matters which are not properly the subject of Part 9.

11.6	Costs: Each Party will be responsible for its own costs in relation to any activities covered by this MOU and the negotiation of the Commercial Agreements, unless otherwise indicated.

11.7
Further Assurances: Each Party will execute and deliver such further and other agreements, documents and instruments and do such further acts and things as are within its power and as may be necessary or desirable to fully implement and carry out the terms of this MOU that are expressed to be legally enforceable as and from the time of execution hereof.

11.8	Entire Agreement: This MOU supersedes any prior understandings, agreements or proposals (written or oral) between the Parties as to the subject matter of this MOU.

IN WITNESS WHEREOF, the Parties executed this MOU as of the date first above written.

BioCarbon Solutions International Inc

By:	Dr Luc C Duchesne

Signature:	/s/ Luc C Duchesne

Title:	President & CEO

Genesys International Corporation Ltd

By:	Col J Jacob

Signature:	/s/ Col J Jacob

Title:	President, Mapping and Remote Sensing

Schedule 1

Outline of MOU for joint undertakings between Bio-Carbon Solutions International Inc.
(BCSI) and Genesys International Corporation (Genesys)

The following is an outline of key points of the MOU between the Parties.

BCSI and Genesys are engaging in negotiations for the purpose of developing four areas of joint activities:

A. Co-marketing efforts for the respective goods and services offered by each company.

B. Project specific joint ventures in carbon development, subject to mutually acceptable terms for licensing and/or royalties and/or profit sharing.

C. Subcontracting of Genesys’ outsourcing services for data interpretation of carbon offset projects developed by BCSI.

C. Joint research and development undertakings for the development of products and services for sale worldwide.